                                                                       EXHIBIT 5


               [WOLIN, FULLER, RIDLEY & MILLER LLP LETTERHEAD]


                                January 16, 1997


ErgoBilt, Inc.
5000 Quorum Drive
Suite 147
Dallas, Texas 75240

         Re: Initial Public Offering of Common Stock Pursuant to Registration Statement on Form S- 1, As Amended, SEC File No. 333-14205 (the "Registration Statement")

Ladies and Gentlemen:

         We are counsel to ErgoBilt, Inc., a Texas Corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of up to 1,725,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), pursuant to the Registration Statement.

         We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate to express the opinion set forth in this letter, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Based upon the foregoing, we are of the opinion that the Shares, when sold and fully paid for in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.




                                        Sincerely,



                                        WOLIN, FULLER, RIDLEY & MILLER LLP

                                        /s/ WOLIN, FULLER, RIDLEY & MILLER LLP